Exhibit 10.8

MEXICAN PLEDGE AGREEMENT

dated effective as of May 4, 2005

between

RAILCAR, LTD.

as Grantor

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Collateral Agent

This PLEDGE AGREEMENT, dated effective as of May 4, 2005 (this “Agreement”), is entered into by and between RAILCAR, LTD (hereinafter referred to as “Railcar” or as “Grantor”), and General Electric Capital Corporation (“GECC”) acting in the capacity of U.S. collateral agent for the benefit of the Secured Parties (as such term is defined in the Credit Agreement, defined below) (in such capacity, the “Collateral Agent”). Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned to them in the Credit Agreement, as such term is defined below.

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of March 24, 2005 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Progress Rail Services Holdings Corp. (the “Parent”), each of the domestic subsidiaries of Parent parry thereto (such subsidiaries, together with the Parent, the “U.S. Borrowers”), Progress Rail Canada Corporation, Progress Rail Transcanada Corporation (the “Canadian Borrowers”, and together with the U.S. Borrowers, the “Borrowers”), the Issuing Banks, GECC as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent and the Lenders party thereto from time to time, and

WHEREAS, Railcar has concurrently hereof formalized its pledge of (a) its 65% shareholding interest in Progress Rail Services de México S.A. de C.V. (the “Pledged Shares”) and (b) its 65% equity interest in Servicios Ferroviarios Progress S. de R.L. de C.V. (the “Pledged Membership Interests”) as more fully described in Schedule A hereto, to fully guarantee the obligations of the Borrowers under the Credit Agreement (the “Pledge”), and desires to enter into this Agreement with the Collateral Agent for the purposes of agreeing as to certain terms and conditions applying to the Pledge, and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor and the Collateral Agent agree as follows:

SECTION 1                  DEFINITIONS.

1.1          General Definitions.  In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Indemnitee” shall mean the Collateral Agent, and its Affiliates’ officers, partners, directors, trustees, employees and agents.

“Notarial Copy” shall mean a copy of any relevant document which is certified as conforming to original documents by a duly appointed Notary Public in the United Mexican States (“Mexico”).

“Pledged Equity Interests” shall mean all Pledged Shares and Pledged Membership Interests listed in Schedule A hereto.

“Proceeds” shall mean (i) all payments or distributions made with respect to any Pledged Equity Interests, and (ii) whatever is receivable or received when any Pledged Equity Interests are sold, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Representation Date” shall mean each of (i) the date hereof, (ii) each date on which a Borrowing is made (on or after the date hereof) and (iii) each date on which any Letter of Credit is issued, amended, renewed or extended (on or after the date hereof).

1.2          Definitions; Interpretation.  All capitalized terms used herein (including the preamble and recitals hereto) and which are not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. Defined terms shall apply equally to the singular and plural forms of such terms. References to “Sections,” “Annexes” and “Schedules” shall be to Sections, Annexes and Schedules, as the case may be, of this Agreement unless otherwise specifically provided.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 2                  CONCURRENT FORMALIZATION OF PLEDGE.

The Grantor has, through this Agreement and/or concurrently with the execution of this Agreement, granted and formalized the Pledge of its Pledged Equity Interests in favor of the Collateral Agent through (a) the physical and legal delivery of certificates representing the Pledged Shares (attaching the relevant endorsement legend in the terms required by this Agreement); (b) the physical and legal delivery of this Agreement through which the Pledge of the Pledged Membership Interests is formalized; (c) its causing that the issuer of the respective Pledged Shares and the Pledged Membership Interests to register the respective Pledges on the relevant books and records of each respective issuer, and (d) generally through the actions described in this Agreement and particularly in Section 3.1(c) hereof, as a guarantee for the prompt and complete payment in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all obligations of the Borrowers under the Credit Agreement.

SECTION 3                  REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1          Generally.

(a)           Representations and Warranties.  Grantor hereby represents and warrants, on each Representation Date, that:

(i)    having performed such inquiry and verification actions as Grantor has deemed to be appropriate and sufficient for all legal purposes, the Pledged Shares and the Pledged Membership Interests listed in Schedule A hereto, have been duly authorized and issued by their respective issuers in accordance with Mexican law and the respective corporate bylaws of each of the issuer of the Pledged Shares and the issuer of the Pledged Membership Interests, and are fully paid and outstanding;

(ii)   it has full legal title and ownership of the Pledged Shares and the Pledged Membership Interests listed in Schedule A hereto, in each case free and clear of any and all Liens, rights or claims of all other Persons other than Liens permitted by Section 6.02 of the Credit Agreement, including, without limitation, liens arising as a result of Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person;

(iii)  the Grantor, and each of the issuers of the Pledged Shares and the Pledged Membership Interests listed in Schedule A hereto, has been duly organized as a corporation (sociedad anónima de capital variable), limited liability company (sociedad de responsabilidad limitada de capital variable) or limited partnership, as applicable, under the laws of its jurisdiction of incorporation or formation and remains duly existing as such;

(iv)  the execution and delivery of this Agreement by Grantor and the performance by the Grantor of its obligations under this Agreement are within its corporate, limited liability company or other powers and have been duly authorized by all necessary corporate or other action, and the individual representing the Grantor in the execution of this Agreement has all requisite corporate powers as are required under applicable law in order to duly bind the Grantor in the terms of this Agreement;

(v)   no authorization, approval or other action by the Grantor or, in each case, by the issuer of the Pledged Shares and the issuer of the Pledged Membership Interests, and no notice to or filing with, any governmental authority or regulatory body is required for either (x) the pledge or grant by the Grantor of the Pledge created or purported to be created in favor of the Collateral Agent hereunder or (y) the exercise by Collateral Agent of any rights or remedies in respect of the Pledged Equity Interests, except for those actions and deliveries listed in Section 3.1(c) hereof;

(vi)  all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Pledged Equity Interests have been made or obtained;

(vii) all information supplied by the Grantor with respect to its Pledged Equity Interests (in each case taken as a whole with respect to any particular Pledged Equity Interests) is accurate and complete in all material respects;

(viii)  the individual executing the certificate referred to in Section 3.1(c)(iv) is in fact the duly appointed and acting alternate secretary (not member of the board of directors) of the issuer of the Pledged Shares, and his or her appointment as alternate secretary has not been revoked as of the date hereof, and

(ix)   the individual executing the certificate referred to in Section 3.1(c)(v) is in fact the duly appointed and acting alternate secretary (not member of the board of managers) of the issuer of the Pledged Membership Interests, and his or her appointment as alternate secretary has not been revoked as of the date hereof.

(b)           Covenants and Agreements.  The Grantor hereby covenants and agrees that:

(i)    except for the Pledge, it shall not create or suffer to exist any Lien upon or with respect to any of the Pledged Equity Interests, except Liens permitted by Section 6.02 of the Credit Agreement, and Grantor shall defend the Pledged Equity Interests against all Persons at any time claiming any interest therein;

(ii)   it shall not change Grantor’s name, identity, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names unless it shall have (a) notified the Collateral Agent in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s rights in the Pledged Equity Interests;

(iii)  upon the Grantor or its officers obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that may materially and adversely affect the value of the Pledged Equity Interests or any portion thereof, the ability of the Grantor or the Collateral Agent to dispose of the Pledged Equity Interests or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Pledged Equity Interests or any portion thereof;

(iv)  it shall not take or permit any action which could impair the Collateral Agent’s rights in the Pledged Equity Interests;

(v)   it shall not sell, transfer, assign, abandon or permit to lapse (by operation of law or otherwise) any Pledged Equity Interests;

(vi)  as long as no Event of Default shall have occurred and be continuing, the Collateral Agent will cause for Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and in respect of each of the Pledged Equity Interest, in each case to the extent permitted by Section 6.06 of the Credit Agreement, and the Collateral Agent agrees to reasonably assist Grantor in its receipt of such ordinary cash dividends and distributions, and

(vii) Grantor shall take such additional actions, including without limitation, causing each relevant issuer of the Pledged Equity Interests to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of Mexico to insure the validity, perfection and priority of the Collateral Agent’s rights to the Pledged Equity Interests.

(c)           Deliveries.  Concurrently with the execution of this Agreement, Grantor shall:

(i)    have formalized the Pledge through (A) the physical and legal delivery to the Collateral Agent of the original certificates evidencing the Pledged Shares, duly endorsed as transferred in pledge to the Collateral Agent, including the legend substantially in the forms set forth in Exhibit A hereto, in the terms of paragraph II of article 334 of the General Law of Negotiable Instruments and Credit Transactions

(Ley General de Títulos y Operaciones de Crédito); (B) the physical and legal delivery of this Agreement and the certificate referred to in paragraph (v) below, through which the Pledge of the Pledged Membership Interests is formalized, in the terms of paragraph III of article 334 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Crédito), and (C) its causing that the issuer of the respective Pledged Shares and the Pledged Membership Interests to register the respective Pledges on the relevant books and records of each respective issuer, including without limitation the share register of the issuer of the Pledged Shares and the special members’ register of the issuer of the Pledged Membership Interests, substantially in the record forms set forth in Exhibit B hereto, and the Collateral Agent has delivered to Grantor a document evidencing its receipt of the Pledged Shares and the Pledged Membership Interests in the terms hereof and as Grantor may have reasonably requested from the Collateral Agent;

(ii)   shall have caused for the Pledge of the Pledged Shares to have been duly approved by the unanimous shareholders’ meeting of the issuer of the Pledged Shares, in form and substance acceptable to the Collateral Agent (the “Pledged Shares Resolution”);

(iii)  shall have caused for the Pledge of the Pledged Membership Interests and any potential ownership transfer thereof derived from the pledge rights to have been duly approved by the unanimous members’ meeting of the issuer of the Pledged Membership Interests, in form and substance acceptable to the Collateral Agent (the “Pledged Membership Interests Resolution”);

(iv)  shall deliver to the Collateral Agent a certificate, issued by the alternate secretary (not member of the board of directors) of the issuer of the Pledged Shares, certifying as to the completeness and duly formalization of the registration of the Pledge of the Pledged Shares on the relevant books and records of such issuer, in the terms required under Section 3.1(c)(i)(A) above, and attaching (A) a Notarial Copy of all such relevant records; (B) a Notarial Copy of the incorporation deed of the issuer of the Pledged Shares;(C) a Notarial Copy of each bylaws amendment which has been adopted by the issuer of the Pledged Shares as of the date hereof, and (D) a Notarial Copy of the relevant public deed through which the Pledged Shares Resolution adopted under Section 3.l(c)(ii) above has been protocolized in Mexico, including evidence of its registration in the Public Registry of Commerce in Monterrey, Nuevo Leon, Mexico, and

(v)   shall deliver to the Collateral Agent a certificate, issued by the alternate secretary (not member of the board of managers) of the issuer of the Pledged Membership Interests, certifying as to the completeness and duly formalization of the registration of the Pledge of the Pledged Membership Interests on the relevant books and records of such issuer, in the terms required under Section 3.1(c)(i)(B) above, and attaching (A) a Notarial Copy of all such relevant records; (B) a Notarial Copy of the incorporation deed of the issuer of the Pledged Membership Interests, and (C) a Notarial Copy of each bylaws amendment which has been adopted by the issuer of the Pledged Membership Interests as of the date hereof, and (D) a Notarial Copy of the relevant public deed through which the Pledged Membership Interests Resolution required under Section 3.1(c)(iii) above has been protocolized in Mexico, including evidence of its registration in the Public Registry of Commerce in Monterrey, Nuevo Leon, Mexico, and

(vi)  deliver to the Collateral Agent a legal opinion issued by the Grantor’s Mexican counsel regarding, among others, that (A) each of the issuer of the Pledged Shares and the issuer of the Pledged Membership Interests has been duly organized as a corporation (sociedad anónima de capital variable) and a limited liability company (sociedad de responsabilidad limitada de capital variable), respectively, under the laws of Mexico; (B) in accordance with the respective corporate records of the issuer of Pledged Shares and the issuer of the Pledged Membership Interests, the Grantor has full legal title and ownership of its respective Pledged Shares and Pledged Membership Interests listed in Schedule A hereto, in each case free and clear of any pledge (except for the Pledge); (C) the Pledged Shares and the Pledged Membership Interests have been duly issued and are outstanding as of the date hereof in accordance with Mexican law and the bylaws of each of its respective issuers, (D) the Pledge of the Pledged Shares has been duly authorized by the Pledged Shares Resolution and has been formalized and recorded in the relevant corporate records of the issuer of the Pledged Shares, and such Pledge is valid, duly binding and enforceable under Mexican law in accordance with its terms; (E) the Pledge of the Pledged Membership Interests has been duly authorized by the Pledged Membership Interests Resolution and has been formalized and recorded in the relevant corporate records of the issuer of the Pledged Membership Interests, and such Pledge is valid, duly binding and enforceable under Mexican law in accordance with its terms; (F) no authorization, approval or other action by the issuer of the Pledged Shares and the issuer of the Pledged Membership Interests, and no notice to or filing with, any governmental authority or regulatory body is required for either (1) the pledge by the Grantor of the Pledge created in favor of the Collateral Agent hereunder or (2) the exercise by Collateral Agent of any rights or remedies in respect of the Pledged Equity Interests; (G) the alternate secretary (not member of the board of directors) of the issuer of the Pledged Shares who is executing the certificate referred to in Section 3.1(c)(iv) is in fact the duly appointed and acting alternate secretary (not member of the board of directors) of the issuer of the Pledged Shares, and (subject to the reasonable qualifications to be included in the legal opinion) his or her appointment as alternate secretary (not member of the board of directors) of the issuer of the Pledged Shares has not been revoked as of the date hereof, and (H) that the alternate secretary (not member of the board of managers) of the issuer of the Pledged Membership Interests who is executing the certificate referred to in Section 3.1(c)(v) is in fact the duly appointed and acting alternate secretary (not member of the board of managers) of the issuer of the Pledged Membership Interests, and (subject to the reasonable qualifications to be included in the legal opinion) his or her appointment as alternate secretary (not member of the board of managers) has not been revoked as of the date hereof.

(d)           Voting and Distributions.

(i)    So long as no Event of Default shall have occurred and be continuing:

(A)          except as otherwise provided under the covenants and agreements in this Agreement or elsewhere herein or in the Credit Agreement, the Collateral Agent agrees that the Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Equity Interests or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, that the Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified the Grantor that, in the Collateral Agent’s reasonable judgment, such action would have a Material Adverse Effect on the value of the Pledged Equity Interests or any part thereof; and provided further, that the Grantor shall give the Collateral Agent at least five (5) Business Days prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right; and

(B)           the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to Grantor all proxies, and other instruments as the Grantor may from time to time reasonably request for the purpose of enabling the Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to paragraph (A) above; and

(ii)   upon the occurrence and during the continuation of an Event of Default:

(A)          the provisions of Section 3.1(d)(i)(A) and Section 3.l(d)(i)(B) above shall cease to apply and the Collateral Agent shall directly exercise or refrain from exercising the voting and other consensual rights, and shall have the sole right to exercise such voting and other consensual rights; and

(B)           the provisions of Section 3.1(b)(vi) shall cease to apply and the Collateral Agent will retain all Proceeds and ordinary and extraordinary cash dividends and distributions paid by the issuers, allocating such Proceeds and ordinary and extraordinary cash dividends and distributions in accordance with the terms and conditions of the Credit Agreement, and the Grantor agrees to reasonably assist the Collateral Agent in its receipt of such Proceeds and ordinary and extraordinary cash dividends and distributions and

(C)           in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, the Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other documents and instruments as the Collateral Agent may from time to time reasonably request.

SECTION 4                  RIGHT OF INSPECTION AND FURTHER ASSURANCES

4.1          Right of Inspection. The Collateral Agent shall at all times have full and free access during normal business hours to all the books, correspondence and records of the Grantor, and the Grantor shall cause for the Collateral Agent to have full and free access during normal business hours to the corporate books and records of each issuer of the Pledged Equity Interests, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and the Grantor agrees to render to the Collateral Agent, at the Grantor’s cost and expense, such assistance as may be reasonably requested with regard thereto.

4.2          Further Assurances.

(a)           The Grantor agrees that from time to time, at its expense, it shall promptly authenticate, execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect the Pledge granted or purported to be granted hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Equity Interests.  Without limiting the generality of the foregoing, Grantor shall:

(i)    execute, deliver and file such other agreements, instruments, endorsements, records, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the Pledge granted or purported to be granted hereby;

(ii)   at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect the Grantor’s title to, or the Collateral Agent’s pledge in, all or any part of the Pledged Equity Interests.

(b)           The Grantor hereby authorizes the Collateral Agent to take all steps it deems reasonably necessary to maintain and preserve the Pledged Equity Interests, consistent with the Grantor’s obligations to do so hereunder, the making of additional proceedings and filings (including without limitation the proceeding described in Section 8.16 hereof), the payment of maintenance fees, and the defense of challenges to the Grantor’s title or validity, all at the Grantor’s expense.

SECTION 5                  APPLICATION OF PROCEEDS

5.1          Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all Proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Pledged Equity Interests shall be applied in full or in part by the Collateral Agent against the Borrowers’ obligations under the Credit Agreement in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent) and all advances made by the Collateral Agent hereunder for the account of the Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any Loan Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Borrowers’ obligations for the ratable benefit of each Secured Party in the order set forth in Section 2.20 of the Credit Agreement, and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 6                  COLLATERAL AGENT

(a)           The Collateral Agent has been appointed to act as Collateral Agent hereunder by each Secured Party either pursuant to the Loan Documents or pursuant to its acceptance of the benefits hereof. The Collateral Agent shall only be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Pledged Equity

Interests), solely in accordance with this Agreement and the Credit Agreement.  Without the written consent of the Secured Parties that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would release any of the Pledged Equity Interests except as expressly provided herein. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Pledged Equity Interests hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of each Secured Party in accordance with the terms of this Section.

(b)           Subject to the appointment and acceptance of a successor Collateral Agent as provided in this paragraph, the Collateral Agent may resign at any time by notifying Grantor, Lenders, the Administrative Agents, the Issuing Banks and the Administrative Borrower. Upon any such resignation, the applicable Required Lenders shall have the right, in consultation with the Administrative Borrower, to appoint a successor. If no successor shall have been so appointed by such Required Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Collateral Agent which shall be a commercial bank or an Affiliate of any such commercial bank.

(c)           Upon the acceptance of any appointment as Collateral Agent under the terms of this Section by a successor Collateral Agent, that successor Collateral Agent shall thereby also be deemed the successor Collateral Agent and such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all the Pledged Equity Interests, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Pledge, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

(d)           Upon the occurrence of any of the events set forth in this Section 6, and specifically for the purposes set forth in Section 6(c), Grantor agrees to reasonably cooperate and assist the retiring Collateral Agent and the succeeding Collateral Agent, as the case may be, for the purposes of giving effect to, and executing any documents required for, the due transfer of the Pledge in favor of the succeeding Collateral Agent.

SECTION 7                  INDEMNITY AND EXPENSES

(a)           The Grantor agrees:

(i)    to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless each Indemnitee, from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including without limitation enforcement of this Agreement), except to the extent such claims, losses or liabilities result from such Indemnitee’s gross negligence or willful misconduct; and

(ii)   to pay to the Collateral Agent promptly following written demand the amount of any and all reasonable costs and reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents in accordance with the terms and conditions of the Credit Agreement.

(b)           The obligations of the Grantor in this Section 7 shall survive the termination of this Agreement and the discharge of Grantor’s other obligations under this Agreement, the Credit Agreement and any other Loan Documents, until such obligations have expired through the ordinary expiration of their corresponding statute of limitations under applicable law.

SECTION 8                  MISCELLANEOUS

8.1          Reinstatement.  The Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Borrowers’ obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Pledged Equity Interests are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including the Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Pledged Equity Interests securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Pledged Equity Interests securing Grantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, such Pledged Equity Interests shall be reinstated in full force and effect and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of Grantor in respect of any Pledged Equity Interests securing such obligation or the amount of such payment.

8.2          Notices.  All notices and other communications provided for herein shall be made at the addresses, in the manner and with the effect provided in Section 9.01 of the Credit Agreement, provided, however, that for this purpose, the addresses of Grantor and the Collateral Agent shall be the ones specified opposite their respective signatures below.

8.3          Expenses. In addition to amounts owed under Section 9.04 of the Credit Agreement, the Grantor agrees to pay promptly all the actual and reasonable costs and expenses of preparation of this Agreement and any consents, amendments, waivers or other modifications thereto; the reasonable fees, expenses and disbursements of counsel to Collateral Agent (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of this Agreement and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Grantor; all the actual costs and reasonable expenses of creating and perfecting the Pledge in favor of Collateral Agent, for the benefit of each Secured Party pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Collateral Agent and of counsel providing any opinions that Collateral Agent may request in respect of the Pledged Equity Interests and the Pledge; all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Pledged Equity Interests, and the negotiation, preparation and execution of this Agreement and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Collateral Agent in enforcing any Borrowers’ obligations of or in collecting any payments due from the Grantor hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Pledged Equity Interests) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

8.4          Amendments and Waivers.

(a)           Collateral Agent’s Consent. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by the Grantor therefrom, shall in any event be effective without the written concurrence of the Collateral Agent.

(b)           No Waiver: Remedies Cumulative. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights, powers and remedies existing under this Agreement and the other Loan Documents are cumulative, and not exclusive of, any rights or remedies otherwise available. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right power or remedy.

8.5          Successors and Assigns.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns including all persons who become bound as debtor to this Agreement.  Grantor shall, without the prior written consent of the Collateral Agent (which consent shall not be unreasonably withheld), assign any right, duty or obligation hereunder.

8.6          Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.7          Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Grantor set forth in Section 7 and Section 8.2 shall survive the payment of any Borrowers’ obligations and the termination hereof.

8.8          Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

8.9          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAWS OF MEXICO.  THE PLEDGE IS SPECIFICALLY GOVERNED BY, AND SHOULD BE CONSTRUED IN ACCORDANCE WITH THE MEXICAN GENERAL LAW OF NEGOTIABLE INSTRUMENTS AND CREDIT TRANSACTIONS, OR LEY GENERAL DE TITULOS Y OPERACIONES DE CRÉDITO.

8.10        Consent to Jurisdiction.

(a)           Any controversy or claim arising out of or relating to this Agreement or any document or instrument delivered in connection herewith, shall be resolved by the competent courts of the First Judicial District of the State of Nuevo Leon, Mexico, based in the city of Monterrey, Nuevo Leon, Mexico.

(b)           The Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 8.10(a). Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.11        Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

8.12        Effectiveness. This Agreement will become effective as of May      , 2005, and shall continue to be in full force and effect until such time in which Grantor has discharged all of its other obligations under this Agreement, the Credit Agreement and any other Loan Documents.

Upon the satisfaction of all of the obligations of Grantor under this Agreement, the Credit Agreement and any other Loan Document, the Pledge shall terminate and the Collateral Agent agrees to return the Pledged Shares to Grantor and to execute such documents as Grantor may reasonably require from the Collateral Agent in order to give effect to the termination of the Pledge.

8.13        Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Grantor and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

8.14        Absence of Consent Vices.  Each of the parties individually declares, represents, warrants and acknowledges to each of the other parties hereto that in this Agreement there is no, as there has been no, fraud, error, bad faith, damage or vices which could affect the consent of the parties, given that they have mutually agreed on the purpose of this Agreement and on all the terms and conditions contained herein.

8.15        Language.  This Agreement has been drafted in English. In the event that any Spanish translations are prepared and there is any discrepancy between the English version and the Spanish translation of this Agreement, the English version shall prevail.

8.16        Execution Before Notary Public.  This Agreement will be executed by each of the parties in the presence of a notary public having jurisdiction in the place in which the Agreement is executed by each such party, who will ratify its execution. In the event the Agreement is executed by the parties outside of Mexico, then apostilles will be affixed for its validity in Mexico.

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of their respective execution dates.

RAILCAR, LTD.

1600 Progress Drive.
Albertville, Alabama 35950.
By:	/s/ John R. Grace	United States of America.
Name:	John R. Grace	Fax: (256) 840-2782.
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION.

125 Summer Street.
Suite 1230.
By:	/s/ Edward N. Parkes IV	Boston, Massachusetts 02115.
Name:	Edward N. Parkes IV	United States of America.
Title:	Vice President	Fax: (617) 507-8107